Exhibit 3.6(a)

AZ CORPORATION COMMISSION FILED JAN 29 2007 FILE NO L - 13004220

AMENDED AND RESTATED
ARTICLES OF ORGANIZATTON
OF
ANTHEM GOLF, LLC

Pursuant to A.R.S. §25-633, the undersigned states as follows:

A.                      The present name of the limited liability company is Anthem Golf, LLC.

B.                        The date of filing the initial Articles of Organization of the limited liability company was July 25, 2006 at instrument no. L-1300422-O.

C.                        The Articles of Organization are amended and restated in their entirety to read as follows:

1.                         The name of the limited liability company (the “Company”) is Anthem Golf, LLC.

2.                         The address of the Company’s known place of business in Arizona is 2708 West Anthem Dr., Anthem, AZ 85086 located in the County of Maricopa.

3.                         The statutory agent’s name and address are Corporation Service Company, 2338 W, Royal Palm Road, Suite J, Phoenix, Arizona 85021.

4.                         Management of the Company is reserved to the member. The name and address of the member of the Company is CCA Golf Course Holdco, LLC, a Delaware limited liability company., c/o ClubCorp, Inc., 3030 LBJ Freeway, Suite 600, Dallas, TX 75234-7703

Dated: January 4, 2007	CCA GOLF COURSE HOLDCO, LLC

	By:	/s/ Eric L. Affeldt
Name: Eric L. Affeldt
Tittle: President

[STAMP]